Exhibit 23(b)



              CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this registration statement of Humana Inc. on Form S-8 of our report dated October 20, 1992, except as to the information presented in Note 13, for which the date is November 13, 1992, on our audits of the consolidated financial statements and financial statement schedules of the health plan operations of Humana Inc. as of August 31, 1992 and 1991, and for each of the three years in the period ended August 31, 1992, which report is included on page 110 of Humana's Proxy Statement dated January 22, 1993 and on page 2 in Exhibit 99 of Post-Effective Amendment No. 1 of the Form S-8 for the Humana Retirement and Savings Plan (Registration No. 33-49305).






COOPERS & LYBRAND
Louisville, Kentucky
March 7, 1994